AMENDMENT NO. 2 TO

AMENDED AND RESTATED ADVISORY AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED ADVISORY AGREEMENT (this “Amendment”), effective as of March 11, 2019 by and between Schwab Strategic Trust (the “Trust”) and Charles Schwab Investment Management, Inc. (the “Adviser”).

WHEREAS, Trust and Adviser entered into an Amended and Restated Advisory Agreement, dated March 1, 2017 (the “Advisory Agreement”), pursuant to which Adviser serves as investment adviser to the Trust on behalf of the series set forth on Schedule A to the Advisory Agreement;

WHEREAS, the parties hereto desire to amend Schedule A to the Advisory Agreement with respect to Schwab U.S. Dividend Equity ETF, Schwab U.S. Small-Cap ETF, and Schwab U.S. Mid-Cap ETF (each a “fund”) to reflect a change to the rate paid by the Trust to the Adviser as compensation for the Adviser’s services rendered to each fund.

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Schedule A of the Advisory Agreement is hereby amended to reflect a change to the rate paid by the Trust to the Adviser as compensation for the Adviser’s services rendered to each fund:

A new Schedule A is hereby attached to this Amendment.

2.

Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Advisory Agreement shall continue in full force and effect. Capitalized terms not defined herein shall have the same meaning as set forth in the Advisory Agreement.

3.

Entire Agreement. The Advisory Agreement as modified by this Amendment constitutes the entire agreement among the parties with respect to the subject matter contained herein and therein and may only be amended by a writing executed by all parties.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

SCHWAB STRATEGIC TRUST, on behalf of each Fund listed on Schedule A By: /s/ George Pereira Name: George Pereira Title: Senior Vice President and Chief Operating Officer	CHARLES SCHWAB INVESTMENT MANAGEMENT, INC. By: /s/ Marie Chandoha Name: Marie Chandoha Title: Chief Executive Officer

SCHEDULE A

to the

ADVISORY AGREEMENT

dated as of March 11, 2019 between

SCHWAB STRATEGIC TRUST

and

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily, at an annual rate, based on the average daily net assets of the respective Fund, in accordance the following fee schedule:

Fund	Rate
Schwab U.S. Broad Market ETF	0.03%*
Schwab U.S. Large-Cap ETF	0.03%*
Schwab U.S. Large-Cap Growth ETF	0.04%*
Schwab U.S. Large-Cap Value ETF	0.04%*
Schwab U.S. Small-Cap ETF	0.04%*
Schwab International Equity ETF	0.06%*
Schwab International Small-Cap Equity ETF	0.12%*
Schwab Emerging Markets Equity ETF	0.13%*
Schwab U.S. TIPS ETF	0.05%*
Schwab Short-Term U.S. Treasury ETF	0.06%*
Schwab Intermediate-Term U.S. Treasury ETF	0.06%*
Schwab U.S. REIT ETF	0.07%*
Schwab U.S. Mid-Cap ETF	0.04%*
Schwab U.S. Aggregate Bond ETF	0.04%*
Schwab U.S. Dividend Equity ETF	0.06%*
Schwab Fundamental U.S. Broad Market Index ETF	0.25%*
Schwab Fundamental U.S. Large Company Index ETF	0.25%*
Schwab Fundamental U.S. Small Company Index ETF	0.25%*
Schwab Fundamental International Large Company Index ETF	0.25%*
Schwab Fundamental International Small Company Index ETF	0.39%*
Schwab Fundamental Emerging Markets Large Company Index ETF	0.39%*
Schwab 1000 Index ETF	0.05%*

*	The Adviser will pay the operating expenses of the Fund, excluding taxes, any brokerage expenses, and extraordinary or non-routine expenses.